Exhibit 10.a

AGREEMENT TO CONTRACT

DATE: October 18, 2023 (the “Effective Date”)

PARTIES:

“JRSIS”	JRSIS Health Care Corporation, a Florida corporation 3/F Building A, De Run Yuan, No. 19 Chang Yi Road, Chang Ming Shui, Wu Gui Shan, Zhong Shan City 528458 P.R. China

“Laidian”	Laidian Technology (Zhongshan) Co., Ltd. 3/F Building A, De Run Yuan, No. 19 Chang Yi Road, Chang Ming Shui, Wu Gui Shan, Zhong Shan City 528458 P.R. China

“Zhuowei Zhong”	Zhouwei Zhong 3/F Building A, De Run Yuan, No. 19 Chang Yi Road, Chang Ming Shui, Wu Gui Shan, Zhong Shan City 528458 P.R. China

“Yongzhou JIT”

Yongzhou Jumi Intelligent Technology Co., Ltd.

The first and second floors of Building 2, Youth Innovation and Entrepreneurship Park, Xiaoxiang Science and Technology Innovation Center, Yongzhou Economic and Technological Development Zone, Hunan Province, P.R. China

“Guangzhou JIE”	Guangzhou Jumi Intelligent Equipment Co., Ltd. 35 Keyuan Road, Private Science and Technology Park, Baiyun District, Guangzhou, P.R. China

“Linhai Zhu”	Linhai Zhu Building 2, Youth Innovation and Entrepreneurship Park, Yongzhou Economic and Technological Development Zone, Hunan Province, P.R. China

“Yulin IGP”

Yulin Investment (Guangzhou) Partnership L.P.

Room 401-407, 4th Floor, Building 1, Industrial Innovation Park, High-tech Zone, No. 13-19, Ketai 2nd Road, Guangzhou Private Science and Technology Park, Baiyun District, Guangzhou

“Jumi IIT”

Jumi Intelligent Information Technology (Guangzhou) Partnership L.P.

Room 401-408, 4th Floor, Building 1, Industrial Innovation Park, High-tech Zone, No. 13-19 Ketai 2nd Road, Guangzhou Private Science and Technology Park, Baiyun District, Guangzhou

“Jumi GCL”	Jumi Group Company Ltd., a British Virgin Islands limited company OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands

PREMISES:

A.	JRSIS is a publicly-held company whose common stock is registered under Section 12(g) of the U.S. Securities Exchange Act of 1934 and listed for trading on the Pink Market sponsored by OTC Markets. Laidian is a wholly-owned subsidiary of JRSIS. Zhong Zhuowei is the Chairman of JRSIS and owns a majority of the outstanding shares of JRSIS. JRSIS, Laidian and Zhuowei Zhong are identified herein collectively as the “JRSIS Parties”.

B.	Yongzhou JIT is engaged in the business of developing and marketing medical technology. Guangzhou JIE is the owner of the equity in Yongzhou JIT, and Linhai Zhu, Yulin IGP and Jumi IIT (collectively, the “Transferring Owners”) own in aggregate 85.53% of the equity in Guangzhou JIE and 100% of the equity in Jumi GCL, a recently organized holding company. Yongzhou JIT, Guangzhou JIE, Linhai Zhu, Yulin IGP, Jumi IIT and Jumi GCL are identified herein collectively as the “YJIT Parties”.

C.	The parties are entering into this Agreement for the primary purpose of causing Laidian to provide Yongzhou JIT with the management services of Zhuowei Zhong in consideration of the compensation described herein.

AGREEMENT:

1.	The Closing Date. The “Closing Date” shall be the first business day after the first day on which each of the Conditions to Closing described in Section 2 hereof has been satisfied, or such other date as to which the Parties may agree. In the event that the Closing Date has not occurred on or before December 31,, 2023, then on that date this Agreement shall terminate and have no further force or effect.

2.	Conditions to Closing.

a.	Yongzhou JIT Financial Statements. Prior to the Closing Date, Yongzhou JIT shall have delivered to JRSIS financial statements of Yongzhou JIT for its most recent two fiscal years, prepared in accordance with accounting principles generally accepted in the U.S., with an unqualified audit opinion of a certified public accountant qualified to appear before the U.S. Securities and Exchange Commission. Yongzhou JIT shall also have delivered to JRSIS unaudited financial statement for the period since the end of its most recent fiscal year, with prior period comparative statements, all prepared in accordance with accounting principles generally accepted in the U.S.

b.	JRSIS Board. Prior to the Closing Date, the Board of Directors of JRSIS shall have received the written resignations from said Board of Zhifei Huang and Zhuowen Chen, both to be effective on the Closing Date. On or prior to the Closing Date, the Board of Directors of JRSIS shall have appointed Linhai Zhu to serve as a member of the Board of Directors commencing on the Closing Date. The Board of Directors of JRSIS shall also have appointed Zhuowei Zhong to serve as Secretary of the Corporation.

c.	Management Agreements. Prior to the Closing Date, Laidian, Yongzhou JIT and Guangzhou JIE shall cooperate in preparing agreements pursuant to which Laidian shall provide Yongzhou JIT with the management services of Zhuowei Zhong, in exchange for which Yongzhou JIT shall pay to Laidian 85.53% of the net income earned by Yongzhou JIT during any period in which it received the management services of Zhuowei Zhong or any successor to his position with Laidian. The agreements to be prepared shall include the following agreements (the “Management Agreements”):

i.	Exclusive Business Cooperation Agreement between Laidian and Yongzhou JIT;

ii.	Equity Interest Pledge Agreement among Laidian, Guangzhou JIE and Yongzhou JIT; and

iii.	Exclusive Option Agreement among Laidian, Guangzhou JIE and Yongzhou JIT.

This condition to closing will be deemed satisfied when Laidian and Yongzhou JIT agree that the Management Agreements (A) comply with any applicable law of the People’s Republic of China and (B) cause Yongzhou JIT to be a variable interest entity with respect to Laidian pursuant to Generally Accepted Accounting Principles applicable in the U.S.A.

3.	The Closing.

a.	The “Closing” shall take place on the Closing Date at the executive offices of JRSIS.

b.	At the Closing, Laidian, Yongzhou JIT and Guangshou JIE shall execute the Management Agreements.

c.	At the Closing, Yongzhou JIT and Guangzhou JIE shall make such provisions as shall cause the remaining 14.47% of the net income of Yongzhou JIT to be paid to Guangzhou JIE and distributed by Guangzhou JIE to Yongzhou Yungu Information Management Co., Ltd. by reason of that entity’s 14.47% equity interest in Guangzhou JIE.

d.	In consideration of the agreement of the Transferring Owners to adoption of the Management Agreements, at the Closing, JRSIS shall instruct the transfer agent for its common stock to record by book entry the issuance to Jumi GCL of seventy-six million seven hundred fifty-seven thousand four hundred and thirty-nine (76,757,439) shares of JRSIS common stock (the “New Shares”). Promptly after the Closing Date, JRSIS shall deliver to Jumi GCL a Notice of Book Entry reciting its record ownership of the New Shares. JRSIS covenants that between the Effective Date and the Closing Date it will not sell or issue any equity securities except in exchange for cash at fair market value paid by purchasers who are not affiliates of JRSIS.

4.	Representations and Warranties by the YJIT Parties. Each of the YJIT Parties makes each of the following representations and warranties to JRSIS, as of the date of this Equity Exchange Agreement and the Closing Date:

a.	Organization and Good Standing of Yongzhou JIT. Yongzhou JIT is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.

b.	Capitalization of Yongzhou JIT and its Equity Owners. As of the Effective Date of this Agreement, Guangzhou JIE owns all of the registered equity of Yongzhou JIT and Linhai Zhu, Yulin IGP and Jumi IIT own, in aggregate, 85.53% of the equity in Guangzhou JIE. There are no outstanding options to purchase or other rights to subscribe for or to purchase, or any contracts of commitments to issue or sell, any equity interest in Yongzhou JIT or Guangzhou JIE.

c.	Valid and Binding Agreements of YJIT Parties. Assuming this Agreement and the Management Agreements constitute the valid and binding obligation of the JRSIS Parties, this Agreement and the Management Agreements, when executed and delivered by the YJIT Parties, will constitute the legal, valid and binding obligation of each of the YJIT Parties parties thereto, enforceable against each of them in accordance with its terms, subject to: (a) applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting enforcement of creditors’ rights generally; and (b) equitable defenses and the discretion of the court before which any proceedings seeking the remedy of specific performance and injunctive and other forms of equitable relief may be brought.

d.	No Breach of Statute or Contract. Neither the execution, delivery and performance of this Agreement by any of the YJIT Parties or the Management Agreements by the Parties thereto nor compliance with the terms and provisions of this Agreement or the Management Agreements on the part of each of them will: (i) knowingly violate any provision of a YJIT Party’s organizational documents, as amended; (ii) require of a YJIT Party the issuance of any authorization, license, consent or approval of or require notice to or filing with, any national or provincial governmental agency; or (iii) conflict with, result in the breach or violation of, or constitute, either by itself or upon notice or the passage of time or both a default under any mortgage, indenture, agreement, permit, deed of trust, lease, franchise, license or instrument to which any of the YJIT Parties is a party or by which it or any of its properties is bound, or any judgment, decree, order, rule or regulation or other restriction of any court or any regulatory body, administrative agency or other governmental body applicable to a YJIT Party or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of Yongzhou JIT pursuant to any such term.

e.	Taxes.

i.	Yongzhou JIT has filed all Tax Returns (as hereinafter defined) that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes (as hereinafter defined) owed by Yongzhou JIT, (whether or not shown on any Tax Return and whether or not any Tax Return was required) have been paid except for taxes not yet due and payable. Yongzhou JIT has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. There are no known liens on any of the assets of Yongzhou JIT that arose in connection with any failure (or alleged failure) to pay any Tax, except for liens for Taxes not yet due.

ii.	As used in this Agreement, “Tax” means any national, provincial, local or foreign income, real property, personal property, sales, value added, alternative or add-on minimum, estimated or other Tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, and “Taxes” means any or all of the foregoing collectively; and “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

f.	Litigation. There is neither pending nor, to Yongzhou JIT’s knowledge, threatened any legal or governmental action, suit, investigation, proceeding or claim, to which any YJIT Party is or may be named as a party by or before any court, governmental or regulatory authority or by any third party that is reasonably likely to have a Yongzhou JIT Material Adverse Effect. Yongzhou JIT is not a party or subject to the provisions of any material injunction, judgment, decree, or order of any court, regulatory body, administrative agency or other governmental body. As used in this Agreement, “YJIT Material Adverse Effect” means any material adverse change in, or material adverse effect on, the business, financial condition or operations of Yongzhou JIT, which would prevent Yongzhou JIT from operating in substantially the same manner as presently.

g.	Intellectual Property. Except for such claims, which individually or in the aggregate, would not have a YJIT Material Adverse Effect, there are no pending or threatened claims of which Yongzhou JIT has been given written notice by any person against its use of any material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names and copyright registrations, patents and all applications therefor which are owned by Yongzhou JIT and used in its operations as currently conducted (the “Yongzhou JIT Intellectual Property”). To the knowledge of the YJIT Parties, Yongzhou JIT has such ownership of or such rights by license, lease or other agreement to Yongzhou JIT Intellectual Property as are necessary to permit it to conduct its operations as currently conducted, except where the failure to have such rights would not have a YJIT Material Adverse Effect.

h.	Interest in Assets. Neither Guangzhou JIE nor anyone other than Yongzhou JIT owns any property or rights, tangible or intangible, used in or related, directly or indirectly, to the business of Yongzhou JIT.

5.	Representations and Warranties by Jumi GCL. Jumi GCL makes each of the following representations and warranties to JRSIS in connection with the issuance of the New Shares, pursuant to Regulation S of the U.S. Securities and Exchange Commission:

a.	Neither Jumi GCL nor any person in control of Jumi GCL is a resident of the United States or of any territories of the United States.

b.	The offer and sale of the New Shares has not taken place, and is not taking place, within the United States of America or its territories or possessions. The offer and sale of the New Shares has taken place, and is taking place in an “offshore transaction,” as such term is defined in Regulation S.

c.	Jumi GCL is not acquiring the New Shares for the account or benefit of any U.S. Person.

d.	Jumi GCL acknowledges and agrees that, pursuant to the provisions of Regulation S, the New Shares cannot be sold, assigned, transferred, conveyed, pledged or otherwise disposed of to any U.S. Person or within the United States of America or its territories or possessions for a period of six months from and after the Closing Date, unless the Shares are registered for sale in the United States pursuant to an effective registration statement under the Securities Act or another exemption from such registration is available. Jumi GCL has not engaged in any hedging transactions with regard to the New Shares.

e.	Jumi GCL consents to the placement of a legend on any certificate or other document evidencing the New Shares and understands that JRSIS will refuse to register any transfer of New Shares not made in accordance with applicable U.S. securities laws.

f.	Jumi GCL is not a “distributor” of securities nor a dealer in securities. Jumi GCL is acquiring the Shares as principal for its own account, for investment purposes only and not with an intent or view towards further sale or distribution, and has not pre-arranged any sale with any other person and has no plans to enter into any such agreement or arrangement.

6.	Representations and Warranties by the JRSIS Parties. Each of the JRSIS Parties makes each of the following representations and warranties to each of the YJIT Parties, as of the date of this Agreement to Contract and the Closing Date:

a.	Organization, Good Standing and Qualification. JRSIS is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have an JRSIS Material Adverse Effect (as defined herein). JRSIS and each of its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have an JRSIS Material Adverse Effect.

As used in this Agreement, “JRSIS Material Adverse Effect” means any material adverse change in, or material adverse effect on, the business, financial, condition or operations of JRSIS and its Subsidiaries, taken as a whole which would prevent JRSIS from operating in substantially the same manner as presently.

b.	Capitalization. The authorized capital stock of JRSIS consists of 100,000,000 shares of common stock having a par value of $0.001. Currently there are 5,836,660 shares of common stock issued outstanding. All the issued and outstanding shares of common stock have been duly authorized and validly issued, are fully paid and nonassessable. JRSIS does not have outstanding any options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations or any contracts or commitments to issue or sell, shares of its capital stock or any such options, rights, convertible securities or obligations. There are no existing voting trusts or similar agreements to which JRSIS is a party with respect to the voting of the capital stock of JRSIS. JRSIS does not have any commitments to issue shares other than those shares of JRSIS Common Stock to be issued pursuant to this Agreement to Contract.

c.	Corporate Authority; Binding Nature of Agreement. JRSIS and Laidian have all requisite corporate power and authority to execute and deliver this Agreement and Laidian has all requisite corporate power and authority to execute and deliver the Management Agreements, to carry out and perform their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by JRSIS and Laidian of this Agreement and the Management Agreements and the consummation of the transactions contemplated herein have been duly and validly authorized by JRSIS’s Board of Directors. No further corporate authorization is necessary on the part of JRSIS to consummate the transactions contemplated hereby, except for approval of the changes in management contemplated by Section 2(b) hereof. Assuming this Agreement constitutes the valid and binding obligation of the other parties hereto, this Agreement, when executed and delivered by JRSIS Parties, will constitute the legal, valid and binding obligation of each JRSIS Party, enforceable against them in accordance with its terms, subject to: (a) applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting enforcement of creditors’ rights generally; and (b) equitable defenses and to the discretion of the court before which any proceedings seeking the remedy of specific performance and injunctive and other forms of equitable relief may be brought.

d.	SEC Reports. JRSIS is a “Reporting Issuer” (as defined in Section 12(g) of the Securities Exchange Act of 1934, as amended) and JRSIS is and will be current in all filings with the U.S. Securities and Exchange Commission through the Closing Date.

e.	Issuance of New Shares. The issuance and delivery by JRSIS to Jumi GCL of the New Shares pursuant to this Agreement have been duly and validly authorized by all necessary action on the part of JRSIS. The New Shares to be issued hereunder, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable.

f.	Litigation. There is neither pending nor, to JRSIS’s knowledge, threatened any legal or governmental action, suit, investigation, proceeding or claim, to which any of the JRSIS Parties are or may be named as a party by or before any court, governmental or regulatory authority or by any third party that is reasonably likely to have an “JRSIS Material Adverse Effect”. The JRSIS Parties are not a party or subject to the provisions of any material injunction, judgment, decree, or order of any court, regulatory body, administrative agency or other governmental body.

7.	Indemnification

a.	Indemnification by YJIT Parties. Each of the YJIT Parties agrees to save, defend and indemnify each of the JRSIS Parties and their affiliates, shareholders, officers, directors, agents and employees against and hold it and them harmless from any and all damages, claims, costs and expenses arising from the breach of any of the YJIT Parties’ representations, warranties, covenants or agreements contained herein.

b.	Indemnification by JRSIS. Each of the JRSIS Parties agrees to save, defend and indemnify each of the YJIT Parties and their affiliates, members, officers, directors, agents and employees against and hold it harmless from any and all damages, claims, costs and expenses arising from the breach of any of the JRSIS Parties’ representations, warranties, covenants or agreements contained herein.

8.	Termination of Agreement.

a.	Termination. Notwithstanding anything to the contrary contained herein, this Agreement may only be terminated, and the transactions contemplated herein may only be abandoned prior to the Closing Date in accordance with the mutual written consent of JRSIS and Yongzhou JIT.

b.	Effect of Termination. In the event of the termination of this Agreement as provided in Section 8(a), written notice thereof shall forthwith be given to the other parties specifying such termination is being made, and this Agreement shall forthwith become null and void, and there shall be no liability arising hereunder on the part of any party hereto or their respective directors, managers, officers, employees, stockholders, members, representatives or agents.

9.	Parties

a.	Parties in Interest. Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties to it and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligations or liability of any third persons to any party to this Agreement, nor shall any provision give any third parties any right of subrogation or action over or against any party to this Agreement.

b.	Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally or by email (with receipt) to the party to whom notice is to be given, or two days after the date sent by recognized overnight courier service with all charges prepaid.

(The remainder of this page is intentionally blank. Signature page follows.)

SIGNATURE PAGE TO THE
AGREEMENT TO CONTRACT DATED OCTOBER 18, 2023
BETWEEN THE JRSIS PARTIES AND THE YJIT PARTIES

IN WITNESS WHEREOF, the parties have executed this Agreement to Contract as of the date first set forth above.

THE JRSIS PARTIES

JRSIS HEALTH CARE CORPORATION	LAIDIAN TECHNOLOGY (ZONGSHAN) CO., LTD.

/s/ Zhuowei Zhong	/s/ Zhuowei Zhong
By: Zhuowei Zhong	By: Zhuowei Zhong
Its: President	Its: President

/s/ Zhuowei Zhong
Zhuowei Zhong

THE YJIT PARTIES

YONGZHOU JUMI INTELLIGENT TECHNOLOGY CO. LTD.	GUANGZHOU JUMI INTELLIGENT EQUIPMENT CO., LTD

/s/ Linhai Zhu	/s/ Linhai Zhu
By: Linhai Zhu	By: Linhai Zhu
Its: President	Its: President

YULIN INVESTMENT (GUANGZHOU) PARTNERSHIP L.P.	JUMI INTELLIGENT INFORMATION TECHNOLOGY (GUANGZHOU) PARTNERSHIP L.P.

/s/ Linhai Zhu	/s/ Linhai Zhu
By: Linhai Zhu	By: Linhai Zhu
Its: President	Its: President

JUMI GROUP COMPANY LTD.

/s/ Linhai Zhu	/s/ Linhai Zhu
By: Linhai Zhu	LINHAI ZHU
Its: President